Exhibit 11.1
                               CORCOM, INC.
                COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                      (In Thousands, except Share Data)


                             Thirteen Weeks Ended       Twenty-six Weeks Ended
                            ----------------------    ------------------------
                             June 28,     June 29,      June 28,      June 30,
                                1997         1996          1997          1996
                             --------     --------      --------      --------
Net earnings per common and
common equivalent share:

Average shares outstanding     3,822        3,787         3,824         3,769

Additional shares assuming
exercise of dilutive stock
options based on the treasury
stock method using average
market price                     136          206           138           194

AVERAGE NUMBER OF COMMON AND
COMMON EQUIVALENT SHARES       3,958        3,993         3,962         3,963

Net earnings                   $ 990      $ 1,303       $ 1,731       $ 2,567

Net earnings per common and
common equivalent share:       $ .25        $ .33         $ .44         $ .65


Net earnings per common and
common equivalent share -
assuming full dilution:

Average shares outstanding     3,822        3,787         3,824         3,769

Additional shares assuming
exercise of dilutive stock
options based on the treasury
stock method using the period
end price if higher than the
average market price.            137          206           138          197

FULLY DILUTED AVERAGE NUMBER
OF COMMON AND COMMON
EQUIVALENT SHARES              3,959        3,993         3,962        3,966

Net earnings                   $ 990      $ 1,303       $ 1,731       $2,567

Net earnings per common and
common equivalent shares       $ .25        $ .33         $ .44        $ .65
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